Exhibit 99.1

NEWS RELEASE

Golden Queen COMPLETES SALE TRANSACTION

VANCOUVER, BRITISH COLUMBIA – May 22, 2019 - Golden Queen Mining Co. Ltd. (TSX:GQM | OTCQX:GQMNF) (“Golden Queen” or “the Company”) announces that it has completed the sale of its subsidiary Golden Queen Mining Holdings Inc. (“GQM Holdings”), which holds the Company’s 50% ownership interest in the Soledad Mountain mine. Further to the Company’s news release dated February 8, 2019, the group of purchasers including Thomas M. Clay and certain members of the Clay family and associated entities (collectively the “Purchasers”) have acquired 100% of the shares of GQM Holdings. The transaction was approved by shareholders including a special majority of disinterested shareholders at the Annual meeting of the Company held on May 13, 2019.

Pursuant to the transaction agreement dated February 7, 2019 (the “Transaction Agreement”), in exchange for the shares of GQM Holdings, the Purchasers paid the Company US$4.25 million in cash, released the Company of all debt owing to the Purchasers (approximately US$26.6 million as at the date of February 7, 2019), and returned for cancellation all options and warrants held by the Purchasers. The Purchasers also agreed to surrender for cancellation all of the 177,701,229 shares of the Company (the “Shares”) owned by the Purchasers; the surrender and cancellation process is ongoing and will be completed as soon as practicable. Pursuant to the Transaction Agreement the Purchasers may also be obligated to pay a contingent payment to the Company if the Soledad Mountain Project is subsequently sold or transferred to a third party in certain circumstances.

As a result of the sale of GQM Holdings, the Company no longer holds an active business operation or assets other than cash. The Company plans to evaluate opportunities for acquiring a new business or assets. The Company also intends to complete a consolidation of its outstanding shares on a 10 existing shares for each new share basis, change its name to Golden Queen Mining Consolidated Ltd., and apply to have its stock exchange listing transferred to the NEX board of the TSX Venture Exchange.

"Closing this transaction provides the Golden Queen shareholders an exciting opportunity," said Guy Le Bel, CFO of the Company. "The Board and management are committed to determining the right next step for the Company.” In connection with this transaction, Maxit Capital LP acted as financial advisor to the Company, Morton Law LLP served as Canadian counsel and Dorsey & Whitney LLP as US counsel, to the Company. Blake, Cassels & Graydon LLP served as counsel to the Special Committee of the board of Golden Queen.

For further information, please contact:

Brenda Dayton

Telephone:  778.373.1557

Email:  bdayton@goldenqueen.com